EXHIBIT 12

                         THE BEAR STEARNS COMPANIES INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)

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



                                    (Unaudited)  (Unaudited)
                                     Six Months   Six Months   Fiscal Year    Fiscal Year  Fiscal Year   Fiscal Year    Fiscal Year
                                       Ended       Ended          Ended         Ended         Ended         Ended         Ended
                                   Dec. 31, 1996 Dec. 31, 1995 June 30, 1996 June 30, 1995 June 30, 1994 June 30, 1993 June 30, 1992
                                   ------------- ------------- ------------- ------------- ------------- ------------- -------------
Earnings before taxes
    on income                        $  469,072   $  337,291    $  834,926    $  388,082    $  642,799    $  614,398    $ 507,625
                                     ----------   ----------    ----------    ----------    ----------    ----------    ---------


Added Fixed Charges:
    Interest                          1,163,865      959,348     1,981,171     1,678,515     1,023,866       710,086      834,859

    Interest factor in rents             13,144       12,853        25,672        24,594        21,772        20,084       20,874
                                     ----------   ----------    ----------    ----------    ----------    ----------   ----------

    Total Fixed Charges               1,177,099      972,201     2,006,843     1,703,109     1,045,638       730,170      855,733
                                     ----------   ----------    ----------    ----------    ----------    ----------   ----------

Earnings before fixed charges
    and taxes on income              $1,646,081   $1,309,492    $2,841,769    $2,091,191    $1,688,437    $1,344,568   $1,363,358
                                     ==========   ==========    ==========    ==========    ==========    ==========   ==========


Ratio of Earnings to Fixed Charges          1.4          1.3           1.4           1.2           1.6           1.8          1.6
                                     ==========   ==========    ==========    ==========    ==========    ==========   ==========


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